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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Penske Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 9, 2012, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.

The agenda for this year’s annual meeting includes the annual election of directors, ratification of the selection of our independent auditing firm and an advisory vote regarding our executive officer compensation. The Board of Directors recommends that you vote FOR the director nominees, FOR the ratification of our independent auditors and FOR approval of our executive officer compensation. Please refer to the detailed information on each of these proposals and our annual meeting of stockholders in the accompanying materials.

The annual meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske
Chairman of the Board and
Chief Executive Officer

Bloomfield Hills, Michigan

March 19, 2012

HOW TO VOTE: Please complete, date, sign and return the accompanying proxy card or voting instruction card, or vote electronically through the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States.

REDUCE MAILING COSTS: If you vote through the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

May 9, 2012

We will hold our annual meeting of stockholders at 8:00 a.m., Eastern Daylight Time on May 9, 2012, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan. The annual meeting agenda items are:

(1)	election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

(2)	ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2012;

(3)	advisory vote regarding executive compensation; and

(4)	transaction of such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

Stockholders of record as of March 16, 2012 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 20, 2012 through May 9, 2012 at our corporate headquarters. This proxy statement and the enclosed proxy card are first being distributed on or about March 19, 2012.

Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or vote electronically through the Internet or by telephone. Your prompt voting will help to ensure a quorum. If you choose to attend the annual meeting, you may revoke your proxy and vote personally on all matters brought before the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 9, 2012

The proxy statement and 2011 annual report to stockholders are available at the Investor Relations section of our website at www. penskeautomotive.com/investorrelations.aspx.

By Order of the Board of Directors,

/s/ Shane M. Spradlin

Shane M. Spradlin
Executive Vice President, General Counsel and Secretary

Bloomfield Hills, Michigan

March 19, 2012

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders
• Time and Date	8:00 a.m., May 9, 2012
• Place	Penske Automotive Group Principal Office
2555 Telegraph Road
Bloomfield Hills, MI 48302
• Record Date	March 16, 2012
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters

	Board Vote Recommendation	Page Reference
Election of Directors	FOR EACH DIRECTOR NOMINEE	Page 6
Ratification of Deloitte & Touche LLP as Auditor for 2012	FOR	Page 15
Advisory Vote on Executive Compensation	FOR	Page 19

Board Nominees

•	The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

		Director Since		Committee Memberships
Name	Age		Occupation	AC	CMDC	NCGC	EC	Independent
John D. Barr	64	2002	Chairman	X				X
			Papa Murphy’s International

Michael R. Eisenson	56	1993	Managing Director & CEO	X			X	X
			Charlesbank Capital Partners

Robert H. Kurnick, Jr.	50	2006	President				X
			Penske Automotive Group

William J. Lovejoy	71	2004	Manager		X			X
			Lovejoy & Associates

Kimberly J. McWaters	47	2004	CEO			X		X
			Universal Technical Institute

		Director Since		Committee Memberships
Name	Age		Occupation	AC	CMDC	NCGC	EC	Independent
Yoshimi Namba	46	2010	Sr. Vice President – International
			Business Development
			Penske Automotive Group

Lucio A. Noto	73	2001	Retired Vice Chairman		X		X	X
			ExxonMobil Corporation

Roger S. Penske	75	1999	Chairman and CEO				X
			Penske Automotive Group

Richard J. Peters	64	1999	Managing Director
			Transportation Resource Partners

Ronald G. Steinhart	71	2001	Retired Chairman and CEO	X				X
			Commercial Banking Group,
			Bank One Corporation

H. Brian Thompson	72	2002	Executive Chairman	X		X	X	X
			Global Telecom & Technology

AC	Audit Committee
CMDC	Compensation & Management Development Committee
NCGC	Nominating & Corporate Governance Committee
EC	Executive Committee

Attendance	Each director nominee, all of whom are current directors, attended at least 78% of meetings of the Board and of the committees of which he or she is a member.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche as our independent auditor for 2012. Set forth below is summary information with respect to Deloitte & Touche’s fees for services provided in 2011.

	Deloitte	KPMG

Audit Fees	$1,212,000	$526,400
Audit Related Fees	55,475	5,100
Tax Fees
Tax Compliance	41,000	–
Other Tax Fees	196,635	272,800

	237,635	272,800
All Other Fees	–	72,000

Total Fees	$1,505,110	$876,300

Executive Compensation

We are asking stockholders to annually approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of our stockholders and motivating the executives to remain with the Company for long and productive careers. In 2011, over 97% of the votes cast by our stockholders approved of our 2010 executive compensation and there have not been any significant changes to the elements of our executive compensation in 2011.

2011 Compensation Summary

Set forth below is the 2011 compensation for each named executive officer as determined under SEC rules.

	Salary	Bonus	Stock Awards		All Other Compensation		Total
Name and Principal Position	($)	($)	($)(1)		($)		($)
Roger S. Penske	1,200,000	—	3,150,000	(2)	114,933	(3)	4,464,933
Chief Executive Officer

Robert H. Kurnick, Jr.	700,000	—	540,000	(4)	57,115	(5)	1,297,115
President

David K. Jones(6)	364,038	125,000	189,240		464,559	(7)	1,142,837
Executive Vice President &
Chief Financial Officer

Calvin C. Sharp	400,000	90,000	68,390		43,000	(8)	601,390
Executive Vice President —
Human Resources

Shane M. Spradlin	400,000	160,000	117,240		53,287	(9)	730,527
Executive Vice President,
General Counsel & Secretary

Robert T. O’Shaughnessy(10)	279,327	—	175,860		27,211	(11)	482,398
Former Chief Financial Officer

Please see the footnote references on pages 29 through 30 for further information regarding our named executive officer compensation.

PROCEDURAL QUESTIONS ABOUT THE MEETING

Q. What am I voting on?

A. Proposal 1:	Election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified
Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2012
Proposal 3:	Advisory vote regarding executive compensation

Q. Who can vote?

A.

Our stockholders as of the close of business on the record date, March 16, 2012, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 16, 2012, there were 90,322,045 shares of our common stock outstanding.

Q. How do I vote?

1.

YOU MAY VOTE BY MAIL. If you properly complete, sign and date the accompanying proxy card or voting instruction card and return it in the enclosed envelope, it will be voted in accordance with your instructions. Votes submitted by mail must be received at the Company’s headquarters on or before May 8, 2012. The enclosed envelope requires no additional postage if mailed in the United States.

2.

YOU MAY VOTE BY TELEPHONE OR THROUGH THE INTERNET. If you are a registered stockholder (that is, if you hold your stock directly and not in street name), you may vote by telephone or through the Internet by following the instructions included on the proxy card. If you vote by telephone or through the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 1:00 a.m. Eastern time on May 9, 2012.

If you are the beneficial owner of shares held in street name, you still may be able to vote your shares electronically by telephone or through the Internet. The availability of telephone and Internet voting will depend on the voting process of the record holder of your shares. We recommend that you follow the instructions set forth on the voting instruction card provided to you.

NOTE: If you vote through the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

3.

YOU MAY VOTE IN PERSON AT THE MEETING. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name who wishes to vote at the meeting, you will need to obtain a legal proxy from your record holder and bring it with you to the meeting.

Q. Can I change my mind after I vote?

A.

You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q. What if I return my proxy card but do not provide voting instructions?

A.

Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the eleven nominees for director, (2) FOR the ratification of our independent auditors, (3) FOR approval of our executive officer compensation and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q. Will my shares be voted if I do not provide my proxy instruction form?

A.

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. Under these rules, only the proposal to ratify our independent auditing firm is a “routine matter” being voted on by our stockholders this year.

Q. May stockholders ask questions at the meeting?

A.

Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q. How many votes must be present to hold the meeting?

A.

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 16, 2012 must be present in person or by proxy at the meeting (45,161,023). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q. How many votes are needed to approve the proposals?

A.

Regarding proposal 1, the eleven nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposals 2 and 3, each measure will pass if it receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

Q. How do I vote my 401(k) shares?

A.

If you participate in the Penske Automotive Group 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Daylight Time on March 16, 2012 by instructing the plan’s trustee how to vote your shares pursuant to the instruction card being mailed with this proxy statement to plan participants. If you do not provide clear voting instructions, the trustee will not vote the shares in your account.

PROPOSAL 1 — Election of Directors

The first proposal to be voted on at the annual meeting will be the election of eleven director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve a one-year term. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.

Director Nominees. Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including having personal integrity, loyalty to Penske Automotive Group and concern for its success and welfare, willingness to apply sound and independent business judgment and having sufficient time available for Penske Automotive Group matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive Group, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements.

The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to Penske Automotive Group during the previous term, each nominee’s personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below.

Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:

John D. Barr — Chairman, Papa Murphy’s International Inc.

Mr. Barr, 64, has served as a director since December 2002. Mr. Barr has been the Chairman of Papa Murphy’s International Inc., a take-and-bake pizza chain, since September 2009 and was its Chief Executive Officer from April 2005 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. In the previous five years, Mr. Barr was formerly a director of Clean Harbors, Inc., UST, Inc. and James Hardie Industries. Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as CEO of Papa Murphy’s International.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners LLC

Mr. Eisenson, 56, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Blueknight Energy Partners, L.P., CIFC Corp., Montpelier RE Holdings Ltd. and a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Animal Health International, Inc., Catlin Group Limited, Playtex Products, Inc., and Caliper Life Sciences, Inc. Individual experience: Familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success serving as our audit committee chairman.

Robert H. Kurnick, Jr. — President of Penske Automotive Group

Mr. Kurnick, Jr., 50, has served as our President since April 2008. From March 2006 to April 2008 he served as our Vice Chairman and has been a director since May 2006. He also serves as President and a director of Penske Corporation, which he joined in 1995. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as President of Penske Corporation.

William J. Lovejoy — Manager of Lovejoy & Associates

Mr. Lovejoy, 71, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (“GMAC”) and ultimately President of GMAC in 1990. Mr. Lovejoy also serves on the Advisory Board of On My Own of Michigan. Individual experience: Extensive automotive industry experience with General Motors, including its sales and service and parts operations; automotive finance experience culminating with experience as President of GMAC; breadth of knowledge concerning issues affecting our Company.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.

Ms. McWaters, 47, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians. From February 2000 to February 2011, Ms. McWaters served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including Vice President of Marketing and Vice President of Sales and Marketing. Individual experience: Automotive industry experience with Universal Technical Institute; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

Yoshimi Namba — Senior Vice President International Business Development of Penske Automotive Group

Mr. Namba, 46, has served as a director and our Senior Vice President — International Business Development since October 2010. Mr. Namba is currently an employee of Mitsui & Co., Ltd. (Japan) and has held several positions with Mitsui since August 2001. Mr. Namba served as the Deputy General Manager of Mitsui’s Second Motor Vehicles Division from June 2010 to October 2010. From May 2009 to June 2010, he served as the General Manager of Mitsui’s Mining and Construction Machinery First Department. From November 2005 to May 2009, Mr. Namba first served as the Deputy General Manager and then the General Manager of Mitsui’s Yamaha Business Department. Mr. Namba began his career at Mitsui in August 2001 serving as the Chief Operating Officer and Vice President of its PT Bussan Auto Finance (Indonesia) subsidiary until November 2005. Individual experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company’s second largest stockholder.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation

Mr. Noto, 73, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of RHJ International SA, Philip Morris International, an Emeritus member of Temasek’s International Advisory Panel, and was formerly a director of Commercial International Bank of Egypt, International Business Machines Corporation, Stem Cell Innovations, Inc. and Shinsei Bank in the previous five years. Individual experience: Extensive oil industry experience culminating with appointments as CEO of Mobil Corporation and Vice Chairman of ExxonMobil Corporation; breadth of knowledge concerning issues affecting our Company; experience as an executive and a director of some of the world’s leading global corporations.

Roger S. Penske — Chairman of the Board and CEO of Penske Automotive Group

Mr. Penske, 75, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company and Universal Technical Institute, and was formerly a director of Internet Brands, Inc. in the previous five years. Mr. Penske also is Vice Chairman of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP

Mr. Peters, 64, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries (“TRP”). Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. From 1985 to 2003, Mr. Peters served in several senior management capacities for Penske Corporation, including President, CFO/Treasurer, and CEO of Penske Motorsports, Inc. Mr. Peters has been a Director of Penske Corporation since 1990. Individual experience: Extensive transportation industry experience; familiarity with all of the Company’s key operations; experience as an executive and a director of numerous transportation companies; general industry knowledge concerning other transportation companies; experience in commercial finance, private equity and leveraged finance.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation

Mr. Steinhart, 71, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Susser Holdings Corporation and Texas Industries Inc. In the previous five years, Mr. Steinhart formerly served as a director of Animal Health International, Inc. and Penson Worldwide, Inc and as a Trustee of the MFS/Compass Group of mutual funds. Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

H. Brian Thompson — Executive Chairman of Global Telecom & Technology (GTT)

Mr. Thompson, 72, has served as a director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT). Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Axcelis Technologies, Inc, Pendrell Corporation, and Sonus Networks, Inc., and was formerly a director of Bell Canada International, Inc. in the previous five years. Mr. Thompson received his MBA from Harvard’s Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts. Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in ultra-competitive communications industry; demonstrated success serving as our lead independent director.

OUR CORPORATE GOVERNANCE

CURRENT DIRECTORS	BOD	Audit	Compensation & Management Development	Nominating & Corporate Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	C			X
Robert H. Kurnick, Jr.	X				X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			C
Yoshimi Namba	X
Lucio A. Noto	X		X		X
Roger S. Penske	C				C
Richard J. Peters	X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		C	X	X
No. of Meetings 2011	9	6	5	2	0

*Chairperson of each committee is denoted by a “C.”

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” The principal responsibilities of each committee are described below. Collectively, our directors attended over 94% of our board and committee meetings in 2011, and each director attended at least 78% of their meetings. All of our directors are encouraged to attend the annual meeting of stockholders and all directors serving at that time attended the annual meeting in 2011.

Committee Member Qualifications. Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” under New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules.

Audit Committee. This committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:

•	integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls
•	activities of the internal audit function
•	engagement of the Company’s independent auditing firms and the evaluation of their qualifications, independence and performance
•	annual independent audit of our financial statements
•	review of our financial statements prior to being filed with the Securities and Exchange Commission
•	review with management of significant business risks or exposures and evaluating the steps management has taken to assess, monitor and mitigate such risks or exposures

•	fulfillment of the other responsibilities set out in the Audit Committee charter

Compensation and Management Development Committee. This committee assists the Board of Directors in discharging its responsibility relating to the:

•	determination of each element of our executive officers’ compensation
•	compensation and benefits of other employees
•	administration of our equity incentive plans
•	development of recommendations to the Board of Directors with respect to director compensation
•	review of management progression and succession plans

Nominating and Corporate Governance Committee. This committee:

•	identifies individuals qualified to become members of the Board of Directors
•	recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•	develops and recommends to the Board of Directors corporate governance principles
•	leads the annual review of our corporate governance policies and the Board of Directors’ performance evaluation
•	oversees our compliance with legal and regulatory requirements

Executive Committee. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents. This committee did not meet in 2011.

Corporate Governance Documents. Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website. We have a securities trading policy which applies to all of our directors and officers, which restricts trading in our securities while in possession of material nonpublic information and prohibits our directors and officers from engaging in short sales and other speculative trading techniques without the approval of our General Counsel. No such approvals were requested in 2011.

Risk Management. We have designed and implemented processes to manage risk in our operations. The Board of Director’s role in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.

Audit Committee.

•	principally responsible for implementing the Board’s risk management oversight role
•	reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks

•	monitors certain key risks at each of its regularly scheduled meetings, such as liquidity risk, risk relating to compliance with credit covenants, and related party transaction risk

Nominating and Corporate Governance Committee.

•	oversees compliance with legal and regulatory requirements
•	reviews risks relating to our governance structure

Compensation and Management Development Committee.

•	reviews risks inherent in our compensation policies
•	reviews the Company’s succession planning

Full Board of Directors.

•	reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
•	receives reports on all significant committee activities at each regular meeting
•	reviews the risks inherent in any significant Company transactions

Board Structure and Lead Director. Roger S. Penske is the Chairman of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive automotive industry experience, his relationships with our key automotive partners and his experience as an executive and a director of some of the world’s leading companies. In light of the combination of the Chairman of the Board and Chief Executive Officer positions, one of our governance principles is to have an independent “Lead Director.” Our Lead Director is responsible for:

•	coordinating and leading the activities of the outside directors
•	establishing the agenda for executive sessions of the outside directors
•	presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•	facilitating communication between the outside directors as a group and our management team

Our Lead Director is H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.

Director Independence.   A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Noto, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. With respect to our independent directors, the Board considers the transactions, relationships and arrangements described under “Related Party Transactions” in its independence determination. The Board also considers any ownership of our securities by the directors and any of their affiliates, ownership by our management team of any securities of affiliates of directors, as well as any direct or indirect investments with Transportation Resource Partners, an affiliate of Penske Corporation.

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:

1.	The director is employed by us, or an immediate family member is one of our executive officers.*
2.

The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*

3.

The director is affiliated with or employed by one of our independent auditing firms, or an immediate family member is affiliated with or employed in a professional capacity by one of our independent auditing firms.

4.	An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
5.

The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

6.

The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

*

Employment as an Interim Chairman, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent following that employment.

Controlled Company. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies.

Director Candidates. When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate to discuss and consider his or her qualifications. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Director candidate submissions are to include:

•	sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer’s business
•	whether such individual can read and understand basic financial statements
•	a list of board memberships and other affiliations of the nominee
•	a written consent of the individual to stand for election and serve if elected by the stockholders
•	a statement of any relationships between the person recommended and the person submitting the recommendation
•	a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier
•	proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year

Recommendations received by November 19, 2012, will be considered for nomination at the 2013 annual meeting of stockholders. Recommendations received after November 19, 2012 will be considered for nomination at the 2014 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation. An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 13.4% interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, and “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. The Investor paid $381,671 to us in 2011 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions pursuant to which the Investor was paid $1,412,740 during 2011.

PROPOSAL 2 — Ratification of the Selection of our Independent Auditors

Our Audit Committee has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte”) as our principal independent auditing firm for 2012. In performing its services for 2012, we anticipate Deloitte will not audit our subsidiaries which own the majority of our international operations and their opinions, insofar as they relate to those operations, will be based solely on the report of the independent auditor of those operations KPMG Audit Plc. (“KPMG”). We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditing firm is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2012 audit. Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITORS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “— Our Corporate Governance.” The Audit Committee has the sole authority to retain and terminate our independent auditing firms, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2011 annual report. The Audit Committee discussed with our independent auditing firms those matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firms independence and received the letters and written disclosures from the independent auditing firms required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2011 annual report on Form 10-K as filed with the SEC on February 24, 2012.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT AUDITING FIRMS

We anticipate that Deloitte will audit our consolidated financial statements for 2012. In 2011, Deloitte did not audit our subsidiaries which own the majority of our international operations and Deloitte’s opinions, insofar as they relate to those operations, are based solely on the report of KPMG the independent auditor of those operations. We anticipate that this arrangement will continue in 2012. We refer to Deloitte and KPMG collectively as our independent auditing firms. We paid the independent auditing firms the fees described below for the enumerated services in 2011 and 2010, all of which services were approved by our Audit Committee:

Audit Services:

•	audits of our consolidated financial statements
•	audits of management’s assessment of internal control over financial reporting
•	reviews of quarterly financial statements
•	other services normally provided in connection with statutory or regulatory engagements

Audit Related Services:

•	services in connection with our communications with the Securities & Exchange Commission and registration statements
•	acquisition due diligence
•	audits of benefit plans
•	accounting research and consultation

Tax Fees:

•	services rendered by the independent auditing firms in connection with tax compliance, planning and advice.

All Other Fees:

•	primarily related to employee benefit plan advisory services.

	Deloitte		KPMG
	2011	2010	2011	2010
Audit Fees	$1,212,000	$1,296,200	$526,400	$492,800
Audit Related Fees	55,475	205,000	5,100	60,000
Tax Fees
Tax Compliance	41,000	33,050	—	—
Other Tax Fees	196,635	212,260	272,800	—

	237,635	245,310	272,800	—
All Other Fees	—	—	72,000	108,800

Total Fees	$1,505,110	$1,746,510	$876,300	$661,600

The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firms and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with the independent auditing firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.

Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by the independent auditing firms. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment. Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The Chairman of the Audit Committee may independently approve services as long as the pre-approved services are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. One hundred percent of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

PROPOSAL 3 — Advisory Vote on Executive Compensation

The Board of Directors has approved the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and “Executive Compensation” (see pages 21 through 32). We are seeking a non-binding advisory vote, commonly known as a “Say on Pay” proposal, to give you the opportunity to express your views on our executive compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee. However, the Compensation and Management Development Committee will take the outcome of the vote into account when making future executive compensation decisions. In 2011, over 97% of the votes cast by our stockholders approved of our 2010 executive compensation and there have not been any significant changes to the elements of our executive compensation program in 2011.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:

•	Mr. Penske beneficially owns approximately 32 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests
•	The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years, which encourages long-term stock ownership
•

We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment or in connection with a change in control

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan
•	Executive officers are subject to a “clawback” of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior
•

We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

The Board of Directors believes that the compensation of our executive officers is appropriate and recommends a vote FOR the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other executive officers are provided below:

David K. Jones, 42, has served as our Executive Vice President and Chief Financial Officer since May 3, 2011. Mr. Jones served as our Vice President and Chief Financial Officer for our U.K. operations from October 2010 to May 2011. He also has served as our Vice President – Financial Compliance and Controls from April 2006 to May 2011. Mr. Jones joined the Company in 2003 as our Director of Financial Reporting. Prior to joining us, Mr. Jones was a Senior Manager at Andersen LLP, an accounting and financial advisory services firm, which he joined in 1991.

Calvin C. Sharp, 60, has served as our Executive Vice President — Human Resources since July 1, 2007. Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation, culminating in his appointment as Senior Vice President — Administration. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.

Shane M. Spradlin, 42, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

J.D. Carlson, 42, has served as our Senior Vice President and Principal Accounting Officer since May 3, 2011. Mr. Carlson has served as our Corporate Controller since April 2006. Prior to joining us, Mr. Carlson was Corporate Controller for Tecumseh Products. He was previously a Senior Manager for PricewaterhouseCoopers, an accounting and financial advisory services firm, which he joined in 1995.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Lucio A. Noto

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. As further discussed below:

•	Mr. Penske beneficially owns approximately 32 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests
•	The named executive officers receive long-term restricted stock grants with vesting provisions weighted towards the third and fourth years, which encourages long-term stock ownership
•

We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment or in connection with a change in control

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan
•	Executive officers are subject to a “clawback” of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior
•

We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

In recent years, Mr. Penske has received an annual performance based award payable in shares of restricted stock. For 2011, Mr. Penske achieved 90% of the performance targets listed below, entitling him to a $3,150,000 restricted stock grant awarded in March 2012.

In 2011, over 97% of the votes cast by our stockholders approved of our 2010 executive compensation and there have not been any significant changes to the elements of our executive compensation in 2011.

Compensation Philosophy. Other than with respect to Mr. Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”

Outside Advisors and Consultants. Our compensation committee has the authority to hire outside consultants and advisors at its discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained outside consultants to assist them in determining or recommending the amount or form of executive or director compensation.

Role of Executive Officers. The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.

Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:

•	Our compensation recovery policy noted below
•	Our committee’s negative discretion to reduce any performance based award
•	Approximately 70% of the equity compensation we issue vests in the third and fourth years
•	Rigorous internal and external audits of our dealership and consolidated results
•	Our commitment to full compliance with our code of conduct
•	Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline

The responsibilities of the compensation committee and committee member independence are described under “Our Corporate Governance” beginning on page 11.

Compensation Recovery Policy. We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy. We have an equity award approval policy which generally requires that all equity awards be approved by the committee, that the committee shall endeavor to approve all such awards at a committee meeting, and that the grant date of all such awards shall be the date of the approval by the committee. As part of that policy, the committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our Chief Executive Officer approved awards for 2,098 shares of restricted common stock under that authority in 2011, leaving remaining authority for 45,602 shares (giving effect to certain forfeitures).

Stock Ownership Guidelines. In 2012, we adopted stock ownership guidelines for our directors and officers in order to further align their interests and actions with the interests of the Company’s stockholders. For executive officers, the requirements are based on the following multiples of base salary.

Executive Officer Level	Multiple Base Salary
CEO	8x
President	4x
Executive Vice Presidents	2x
Principal Accounting Officer	1x

Board members who are not also employees of the Company are required to own common stock equal to 5 times our annual retainer (currently, $40,000 x 5= $200,000). Non-Employee Directors and executive officers have until the later of five years from adoption of this policy or appointment, to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chairman and Lead Independent Director.

Determination of Amounts. The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our Management Incentive Plan awards, which depend on achieving the specific quantitative performance objectives noted below, our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness with respect to each element of our compensation was benchmarked in 2011 against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group1 Automotive, Lithia Motors and Sonic Automotive). While we benchmark our compensation against our industry peers, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges are unique to the individual and we base our compensation accordingly.

Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of remuneration paid to any one of the named executive officers of a public company (except for the chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code. We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer and certain other officers in order to provide motivation to advance specific annual objectives of the Company, while also maximizing the tax deductibility of our compensation expense. For any awards under the Management Incentive Plan, the compensation committee reserves discretion to reduce (but not increase) the payout under the award.

Our Compensation Program. Our compensation program primarily consists of four elements:

•	Base salary
•	Annual discretionary cash bonus payments
•	Restricted stock awards
•	Employee health and welfare plan participation and other benefits, such as a vehicle allowance

Base Salary. The salaries of our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed earlier under “Determination of Amounts.” The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s responsibilities. The evaluation of the individual’s performance is based upon the committee’s subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”

The committee also considers our Company-wide performance and general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the Management Incentive Plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments. Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the amounts resulting from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.” We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

•	Company-wide performance in the prior year
•	Evaluation of an individual’s performance in the prior year
•	Evaluation of the annual performance of an individual’s business unit in the prior year

The items of Company-wide performance that are considered for our named executive officers are the same as those with respect to the Management Incentive Plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”

Restricted Stock Awards. Each member of senior management is eligible to receive a restricted stock award because we believe these awards effectively align management’s goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.

Restricted stock grants for our named executive officers are generally discretionary (other than those awarded to our Chief Executive Officer, President and others under our Management Incentive Plan discussed above), and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual’s performance and Company-wide performance measures detailed below under “Chief Executive Officer Compensation,” keeping in mind the overall performance of the automotive retail industry. The amounts are also established to induce retention, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2011, the committee approved the grant of approximately 378,851 shares of restricted stock to employees (representing approximately 0.4% of our current outstanding equity), including the awards relating to the 2010 management incentive plans for our Chief Executive Officer and President.

Other Compensation. We may also provide employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with company matching under our 401(k) plan. Our named executive officers and certain other members of senior management are also provided with an automobile allowance or the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where the employee has used a company owned vehicle, on Internal Revenue Service guidelines. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit.

From time to time, we may provide other benefits to certain members of our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. We have valued these other types of perquisites in the following disclosure tables based on our cost.

No Employment Agreements, Change of Control and Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation or compensation upon a change of control. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals’ knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that in the event of a change of control, the compensation committee has the discretion to accelerate, vest or roll over any outstanding equity awards.

2011 Compensation

Chief Executive Officer Compensation. In 2011, Mr. Penske’s salary was increased from $1.0 million to $1.2 million. Our compensation committee approved this increase in recognition of the Company’s performance in 2010 and based upon its benchmarking against our peer companies in 2010. Our compensation committee established fiscal 2011 performance targets for a performance based award for Mr. Penske in February 2011 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $3.5 million, to be paid in shares of restricted stock to be granted in 2012. Mr. Penske achieved 90% of the performance metrics noted below, which entitled him to $3,150,000 in shares of restricted stock.

The specific 2011 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $305 million (100% attainment). EBITDA below $275 million results in no attainment, and between $275 million and $305 million yields pro rata achievement (1)	$344.0 million	20%	20%
• worldwide credit availability of at least $125 million, excluding funds used for repurchases of outstanding debt or common stock	achieved	10%	10%
• compliance with the covenants in our credit facilities	compliant	20%	20%
• customer satisfaction scores exceed manufacturer objectives at 85% of our U.S. franchises	exceeds	10%	10%
• no material weaknesses in our internal controls	None	10%	10%
• common stock price performance exceeds the S&P 500 Index during 2011	10% v. 0% S&P	20%	20%
• reduce SG&A as a percentage of gross profit by 100 basis points (1)	53 bps	10%	0%

Total		100%	90%

(1)

This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. credit agreement.

In March 2012, the committee established a similar award for Mr. Penske with respect to 2012, with a maximum potential payout of $3.5 million to be paid in shares of restricted stock to be granted in 2013. The performance objectives for 2012 are as follows:

Objective	% of Award

• 2012 EBITDA (earnings before interest, taxes, depreciation and amortization) of $400 million (100% attainment). EBITDA below $349 million results in no attainment. EBITDA between amounts yields pro rata achievement (1)	20%
• same-store revenue growth of 5%	10%
• worldwide credit availability of at least $125 million, excluding funds used for repurchases of outstanding debt or common stock	10%
• compliance with the covenants in our credit facilities	10%
• customer satisfaction scores exceed manufacturer objectives at 85% of our U.S. franchises	10%
• no material weaknesses in our internal controls	10%
• common stock price performance exceeds the S&P 500 Index during 2012	20%
• reduce SG&A as a percentage of gross profit by 100 basis points (1)	10%

Total	100%

(1)

This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. credit agreement.

President Compensation. In 2011, Mr. Kurnick’s salary was increased from $600,000 to $700,000. Our compensation committee approved this increase in recognition of the Company’s performance in 2010 and based upon its benchmarking against our peer companies in 2010. Our compensation committee established fiscal 2011 performance targets for a performance based award for Mr. Kurnick in February 2011 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Kurnick could have earned pursuant to this award was $600,000 to be paid in shares of restricted stock to be granted in 2012. Mr. Kurnick achieved 90% of the performance metrics relating to the award, which are the same as those noted above with respect to Mr. Penske’s award. This performance entitled Mr. Kurnick to $540,000 in the form of restricted stock.

In March 2012, the committee established a similar award for Mr. Kurnick with respect to 2012, with a maximum potential payout of $600,000 to be paid in shares of restricted stock to be granted in 2013. The performance objectives and component percentages are the same as those set forth above with respect to the 2012 award for Mr. Penske.

Mr. Kurnick is also the President of Penske Corporation (our controlling stockholder) and he receives a substantial amount of compensation from Penske Corporation. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. In determining Mr. Kurnick’s pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.

Other Executive Officer Compensation. In 2011, Mr. Jones was appointed our Chief Financial Officer. In connection with his appointment, Mr. Jones’ base salary was increased to $400,000, he was awarded 6,000 shares of restricted stock vesting over a four year period and we provided him a lump sum of $400,000 in regards to relocation benefits in connection with his move to our corporate office in Bloomfield Hills, Michigan. If Mr. Jones departs from our Company under certain circumstances during the next three years, he is required to repay the relocation amount to us according to the following schedule: 100% if he departs in the first year, 66% in the second year and 33% in the third year.

Also in 2011, Messrs. Sharp and Spradlin’s salaries were increased from $350,000 and $325,000, respectively, to $400,000. Our compensation committee approved these increases in recognition of the Company’s performance in 2010 and based upon its benchmarking against our peer companies in 2010. Each of our named executive officers received the stock awards and bonuses set forth in the tables below. In addition, in March 2012, Messrs. Jones, Sharp and Spradlin received 10,000, 4,500 and 8,000 shares of restricted stock, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50% as part of our annual grant. In 2011, we were reimbursed approximately six percent of Mr. Spradlin’s base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s base salary is shown in the table below.

EXECUTIVE COMPENSATION

The following table contains information concerning 2011 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the “named executive officers.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “CD&A — Other Compensation.”

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Roger S. Penske Chief Executive Officer	2011 2010 2009	$1,200,000 1,000,000 1,000,000	— — —	$3,150,000 2,883,000 2,850,000	(2)	$114,933 25,000 25,000	(3)	$4,464,933 3,908,000 3,875,000

Robert H. Kurnick, Jr. President	2011 2010 2009	700,000 600,000 600,000	— — —	540,00 480,500 285,000	(4)	57,115 20,409 46,278	(5)	1,297,115 1,100,909 931,278

David K. Jones (6) Executive Vice President & Chief Financial Officer	2011	364,038	$125,000	189,240		464,559	(7)	1,142,837

Calvin C. Sharp Executive Vice President — Human Resources	2011 2010 2009	400,000 350,000 350,000	90,000 75,000 95,000	68,390 46,080 60,540		43,000 44,858 43,346	(8)	601,390 515,938 548,886

Shane M. Spradlin Executive Vice President, General Counsel & Secretary	2011 2010 2009	400,000 325,000 250,000	160,000 140,000 85,000	117,240 69,120 118,082		53,287 39,050 15,815	(9)	730,527 573,170 468,897

Robert T. O’Shaughnessy (10) Former Chief Financial Officer	2011 2010 2009	279,327 590,000 590,000	— 300,000 184,000	175,860 76,800 51,999		27,211 45,456 59,254	(11)	482,398 1,012,256 885,253

(1)	These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan.

(2)

In March 2012, Mr. Penske received an equity incentive plan-based award under the Management Incentive Plan payable upon achievement of 2011 performance targets. The maximum total award for this grant was $3.5 million, payable in restricted stock. Mr. Penske achieved 90% of the performance metrics relating to this award, which entitled him to $3,150,000 in shares of restricted stock. See the narrative discussion following this table for further discussion of this award.

(3)

Reflects $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation – Charitable Donation Matching Program”) and $89,933 in dividends on unvested restricted stock awards.

(4)

In March 2012, Mr. Kurnick received an equity incentive plan-based award under the Management Incentive Plan payable upon achievement of 2011 performance targets. The maximum total award for this grant was $600,000, payable in restricted stock. Mr. Kurnick, achieved approximately 90% of the performance metrics noted above relating to this award, which entitled him to $540,000 in shares of restricted stock. See the narrative discussion following this table for further discussion of this award.

(5)	Represents an automobile allowance, dividends on unvested restricted stock awards and $25,000 in charitable donations pursuant to our director charitable matching program.

(6)	Mr. Jones was promoted to Executive Vice President and Chief Financial Officer on May 3, 2011.

(7)

Represents the use of Company vehicles, fuel and related automobile insurance, $405,074 in relocation benefits in connection to his move to our corporate office in Bloomfield Hills, MI, expenses relating to his relocation to our U.K offices including family travel expenses, tax preparation assistance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program, personal use of sporting event tickets, dividends on unvested restricted stock awards and a tax allowance of $707.

(8)

Represents the use of Company vehicles and related automobile insurance, matching funds under our U.S. 401(k) plan, dividends on unvested restricted stock, payments for a country club membership (though this membership is used for personal and business purposes), company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $8,123.

(9)

Represents the use of Company vehicles and related automobile insurance, company-sponsored life insurance, matching funds under our U.S. 401(k) plan, company-sponsored lunch program, payments for a country club membership (though this membership is used for personal and business purposes), personal use of sporting event tickets, dividends on unvested restricted stock and a tax allowance of $7,851.

(10)	Mr. O’Shaughnessy resigned as our Chief Financial Officer on May 3, 2011 and as a result his restricted stock awards outstanding were forfeited.

(11)

Represents the use of company vehicles and related automobile insurance, company-sponsored life insurance, company-sponsored lunch program, matching funds under our U.S. 401(k) plan, payments for a country club membership (though this membership used for personal and business purposes), personal use of sporting event tickets, dividends on unvested restricted stock and a tax allowance of $8,121.

Grants of Plan-Based Awards in 2011

		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Awards: Number of Shares of Stock		Grant Date Fair Value of Stock Awards ($)
Name and Principal Position	Grant Date	Threshold ($)	Maximum ($)
Roger S. Penske	2/14/2011	—	$3,500,000	(1)
Chief Executive Officer	2/14/2011				147,544	(3)	$2,883,010	(3)
Robert H. Kurnick, Jr.	2/14/2011	—	600,000	(2)
President	2/14/2011				24,591	(3)	480,508	(3)
David K. Jones	2/14/2011				3,000		58,620
Executive Vice President & Chief Financial Officer	5/09/2011				6,000		130,620
Calvin C. Sharp	2/14/2011				3,500		68,390
Executive Vice President – Human Resources
Shane M. Spradlin	2/14/2011				6,000		117,240
Executive Vice President, General Counsel & Secretary
Robert T. O’Shaughnessy	2/14/2011				9,000		175,860	(4)
Former Chief Financial Officer

(1)	See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2011 of which $3,150,000 was received in 2012 in shares of restricted stock.
(2)	See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2011 of which $540,000 was received in 2012 in shares of restricted stock.
(3)

This represents the shares of restricted stock issued in February 2011 resulting from attainment of goals outlined in the 2010 incentive award. As a result, this table reflects two years of awards for Messrs. Penske and Kurnick: the 2010 awards attained, and the total potential awards relating to 2011.

(4)	These shares were forfeited upon separation from the Company.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “CD&A.”

Mr. Penske’s Performance Based Award. Our compensation committee established fiscal 2011 performance targets for a performance based award for Mr. Penske in February 2011 under our Management Incentive Plan discussed above, which was payable in 2012. A maximum potential payout of $3.5 million to be paid in shares of restricted stock was available under the award. Mr. Penske achieved 90% of the performance metrics noted above relating to this award, which entitled him to $3,150,000 paid in shares of restricted stock, as more fully discussed above in “CD&A – Chief Executive Officer Compensation.”

Mr. Kurnick’s Performance Based Award. Our compensation committee established fiscal 2011 performance targets for a performance based award for Mr. Kurnick in February 2011 under our Management Incentive Plan discussed above, which was payable in 2012. A maximum potential payout of $600,000 to be paid in shares of restricted stock was available under the award. Mr. Kurnick achieved 90% of the performance metrics noted above relating to this award, which entitled him to $540,000 in the form of restricted stock, as more fully discussed above in “CD&A – President Compensation.”

Other Restricted Stock Awards. The equity awards granted in February 2011 to Messrs. Jones, Sharp and Spradlin were awarded as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. Mr. Jones also received an award of 6,000 shares of restricted stock upon his appointment as Chief Financial Officer. The awards vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the “CD&A — Restricted Stock.”

Outstanding Equity Awards at 2011 Year-End

Stock Awards

Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (1)
Roger S. Penske	480,544 (2)	$9,250,472
Chief Executive Officer
Robert H. Kurnick, Jr.	68,260 (3)	1,314,005
President
David K. Jones	15,200 (4)	292,600
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	10,806 (5)	208,016
Executive Vice President – Human Resources
Shane M. Spradlin	18,737 (6)	360,687
Executive Vice President, General Counsel & Secretary
Robert T. O’Shaughnessy	0 (7)	0
Former Chief Financial Officer

(1)	Market value is based upon the closing price of our common stock on December 30, 2011 ($19.25).
(2)	These restricted shares vest as follows:
	June 1, 2012 – 94,598	June 1, 2014 – 141,881	June 1, 2016 – 65,325
	June 1, 2013 – 78,838	June 1, 2015 – 99,902
(3)	These restricted shares vest as follows:
	June 1, 2012 – 11,972	June 1, 2014 – 17,556	June 1, 2016 – 11,197
	June 1, 2013 – 10,760	June 1, 2015 – 16,775
(4)	These restricted shares vest as follows:
	June 1, 2012 – 3,650	June 1, 2014 – 2,800
	June 1, 2013 – 4,250	June 1, 2015 – 4,500
(5)	These restricted shares vest as follows:
	June 1, 2012 – 3,227	June 1, 2014 – 2,200
	June 1, 2013 – 3,629	June 1, 2015 – 1,750
(6)	The restricted shares vest as follows:
	June 1, 2012 – 5,728	June 1, 2014 – 3,450
	June 1, 2013 – 6,559	June 1, 2015 – 3,000
(7)	Mr. O’Shaughnessy forfeited his unvested shares upon his resignation from the Company.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Roger S. Penske	0	0	85,128	$1,709,370
Chief Executive Officer
Robert H. Kurnick, Jr.	0	0	9,983	200,459
President
David K. Jones	0		2,450	49,196
Executive Vice President & Chief Financial Officer		0
Calvin C. Sharp	0	0	2,702	54,256
Executive Vice President – Human Resources
Shane M. Spradlin	7,000	$108,430	4,628	92,930
Executive Vice President, General Counsel & Secretary
Robert T. O’Shaughnessy...	5,000	52,350	0	0
Former Chief Financial Officer

Pension Benefits and Nonqualified Deferred Compensation

Our executive officers are not eligible to participate in any defined benefit or non-qualified deferred compensation plans.

“Golden Parachutes” or Termination/Change in Control Payments

None of our named executive officers is employed under an employment agreement, has any contractual severance, termination payments or “Golden Parachutes,” or the rights to any contractual payments relating to a change in control of the company.

DIRECTOR COMPENSATION

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our paid employees are eligible for director compensation.

Annual Fee and Stock Award. Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. Committee chairpersons receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the first quarter of the year subsequent to service). Our non-employee directors also receive an annual grant of 4,000 shares of stock payable during the first quarter of the year following service.

Option to Defer Receipt until Termination of Board Service. Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All cash fees deferred are held in our general funds, and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program. All directors are eligible to participate in a charitable matching gift program. Under this program, we match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.

Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, including the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

Director Compensation Table

Our directors who are also our employees (Messrs. Kurnick, Namba and Penske) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation		Total

John D. Barr	$45,000	$97,360	$50,338	(3)	$192,698
Michael R. Eisenson	50,000	97,360	47,165	(4)	194,525
William J. Lovejoy	40,000	97,360	42,078	(5)	179,438
Kimberly J. McWaters	45,000	97,360	41,574	(6)	183,934
Lucio A. Noto	40,000	97,360	65,019	(7)	202,379
Richard J. Peters	40,000	97,360	45,191	(8)	182,551
Ronald G. Steinhart	45,000	97,360	42,431	(9)	184,791
H. Brian Thompson	45,000	97,360	58,308	(10)	200,668

(1)

We pay our directors in the year subsequent to service. This column reflects fees earned in 2011, though these fees were paid in 2012. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of cash for 2011. Mr. Thompson elected to receive 50% of his fee in equity in 2011.

(2)

These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2002 Equity Compensation Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

(3)

“All Other Compensation” consists of the use of a Company vehicle and related insurance. The grant date fair value of the 4,000 shares of stock granted to Mr. Barr on February 15, 2011 (in respect of 2010 service) was $80,600. Mr. Barr had 12,446.45 deferred stock units outstanding at December 31, 2011.

(4)

“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 2,481 shares of stock granted to Mr. Eisenson on February 15, 2011 (in respect of 2010 service) was $130,592.

(5)

“All Other Compensation” reflects the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 shares of stock to Mr. Lovejoy on February 15, 2011 (in respect of 2010 service) was $80,600. Mr. Lovejoy had 32,438.73 deferred stock units outstanding at December 31, 2011.

(6)

“All Other Compensation” reflects the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Ms. McWaters on February 15, 2011 (in respect of 2010 service) was $80,600. Ms. McWaters had 8,100.14 deferred stock units outstanding at December 31, 2011.

(7)

“All Other Compensation” reflects $40,019 the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 1,985 shares of stock granted to Mr. Noto on February 15, 2011 (in respect of 2010 service) was $120,598. Mr. Noto had 23,396.80 deferred stock units outstanding at December 31, 2011.

(8)

“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Peters on February 15, 2011 (in respect of 2010 service) was $80,600.

(9)

“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Steinhart on February 15, 2011 (in respect of 2010 service) was $80,600.

(10)

“All Other Compensation” reflects spousal travel expenses, $32,990 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 1,117 shares of stock granted to Mr. Thompson on February 15, 2011 (in respect of 2010 service) was $103,108.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 16, 2012 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

“Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 90,322,045 shares of our common stock outstanding on March 16, 2012. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership (2)	Percent
Principal Stockholders
Penske Corporation(3)	30,787,952	30,787,952	34.1%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	15,559,217	15,559,217	17.2%
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan
Shapiro Capital Management LLC (5)	5,024,739	5,024,739	5.6%
3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305

Current Directors and Nominees
John D. Barr	33,497	17,000	*
Michael R. Eisenson	65,732	65,732	*
Robert H. Kurnick, Jr.(6)	68,260	68,260	*
William J. Lovejoy	54,214	16,000	*
Kimberly J. McWaters	27,057	18,924	*
Yoshimi Namba	0	0	*
Lucio A. Noto	62,797	39,305	*
Roger S. Penske(7)	31,912,814	31,912,814	35.4%
Richard J. Peters(8)	58,760	58,760	*
Ronald G. Steinhart	44,500	44,500	*
H. Brian Thompson	61,882	61,882	*

Officers Who Are Not Directors
David K. Jones (6)	25,200	25,200	*
Calvin C. Sharp(9)	27,186	27,186	*
Shane M. Spradlin(10)	41,557	41,557
All directors and named executive officers as a group (14 persons)(11)	32,432,697	32,346,360	35.8%
*	Less than 1%

(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

(2)

Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(3)

Penske Corporation is the beneficial owner of 30,426,594 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 361,358 shares under voting agreements. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 46,347,169 shares or 51.3%.

(4)	Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(5)	As reported on Schedule 13G as of 12/31/11 and filed with the SEC on February 3, 2012.

(6)	Consists of restricted stock.

(7)

Includes the 30,787,952 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 47,472,031 shares or 52.6%. These figures include 480,544 shares of restricted stock.

(8)	Mr. Peters has shared voting power with respect to 50,000 of these shares.

(9)	Includes 15,306 shares of restricted stock.

(10)	Includes 26,737 shares of restricted stock.

(11)	Includes 616,047 shares of restricted stock.

RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske affiliated companies”).

In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed that, until termination of the stockholders agreement discussed below and with some exceptions, the parties will not acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Yoshimi Namba, one of our directors, has been appointed as our Senior Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.

Stockholders Agreement. Simultaneously with a purchase of our stock from us by Mitsui, Mitsui and the Penske affiliated companies entered into a stockholders agreement, pursuant to which the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates in 2014, or, if earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements. We have granted the Penske affiliated companies registration rights pursuant to which the Penske affiliated companies are able on two remaining occasions to register all or part of our common stock held by them, subject to specified limitations. The Penske affiliated companies are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

In connection with the purchase of our shares by Mitsui discussed above, we granted registration rights to Mitsui pursuant to which Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, a Penske affiliated organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our President and a director, is also the

President and a director of Penske Corporation. In 2011, we were reimbursed approximately six percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our director Lucio A. Noto is an investor in Transportation Resources Partners.

Penske Truck Leasing. We own a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, transportation and distribution center management and supply chain management. The general partner of PTL is Penske Truck Leasing Corporation (the “General Partner”), a subsidiary of Penske Corporation which, together with other wholly owned subsidiaries of Penske Corporation (the “Penske Parties”), owns 41.1% of PTL. The remaining 49.9% of PTL is owned by GE Capital.

In connection with the acquisition of our 9% limited partnership interest in PTL, we became a party to a previously existing partnership agreement which, among other things, provides us with specified distribution and governance rights and restricts our ability to transfer our interests. Specifically, as a limited partner, we are entitled only to a limited number of rights, including the right to act as an observer at all meetings of PTL’s Advisory Committee and a right to pro rata distributions of available profits. Further, we may only transfer our interests with the unanimous consent of the other partners, or if we and the Penske Parties provide the remaining partners with a right of first refusal to acquire our interests at fair market value. We and the Penske Parties have also agreed that (1) in the event of any transfer by the Penske Parties of their partnership interests to a third party, we shall be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) the Penske Parties are entitled to a right of first refusal in the event of any transfer of our partnership interests. Additionally, the partnership has agreed to indemnify the General Partner for any actions in connection with managing the partnership, except those taken in bad faith or in violation of the partnership agreement. In the event of certain changes to PTL’s capital structure, GE Capital and the General Partner have agreed to provide us with certain “make whole” payments, as further described in the purchase agreement relating to the transaction, which is filed as an exhibit to our annual report on Form 10-K.

In 2011, we received $7.8 million from PTL in pro rata cash distributions. During 2011, we were also party to two agreements expiring in 2047 and 2013 (assuming exercise of all optional extension periods) pursuant to which PTL subleases a portion of certain dealership locations in New Jersey and Arizona each for $60,000 per year plus its pro rata share of certain property expenses. This lease for the Arizona location was terminated in April 2011. Aggregate payments are expected to be $0.1 million over the term of the remaining sublease, including all optional extension periods, but not including any potential increases in rent resulting from changes in the consumer price index. Our Chairman and Chief Executive Officer also serves as chairman of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation.

smart USA. Our former subsidiary, smart USA Distributor, LLC, was the exclusive distributor of the smart fortwo vehicle in the U.S. and Puerto Rico through June 30, 2011. UAG Connecticut I, which is affiliated with one of our directors as discussed below, and affiliates of Roger S. Penske, Jr., the son of our Chairman and Chief Executive Officer, were each smart fortwo vehicle dealers and as such participated in transactions with smart USA on the same terms as those applicable to all other smart dealers. In connection with our termination of one of the two franchises held by Roger Penske, Jr., we paid $436,495 in termination assistance which amount was reimbursed to us by Mercedes-Benz USA.

Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Jet, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $4.9 million paid by us, excluding the payments to AGR discussed below.

We were a tenant under a number of lease agreements with Automotive Group Realty, LLC (AGR) and its subsidiaries in 2011. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2011 under these leases was $0.4 million. Remaining contractual payments from us to AGR under these leases through termination is $0.3 million. At February 29, 2012 two of the three remaining leases to which we were a party were eligible for renewal and were not renewed. In June 2011, we exercised our right under one of our lease agreements with AGR to purchase the underlying real property in Benton, Arkansas. The purchase price of $1.45 million was based on an independent valuation.

In June 2008, an affiliate of Mr. Penske, Jr., the son of our Chairman and Chief Executive Officer, purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $7.5 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $3.5 million over the remaining period).

We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to any joint insurance policies, any available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid. The only current insurance policy subject to this agreement is our crime policy.

We have entered into a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement.

From time to time, we enter into arrangements between the Company, Penske Truck Leasing and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale. In addition, we have a preferred arrangement with Shell Oil whereby we purchase targeted amounts of lubricants, fuel and other products on terms competitive to the Company.

In 2011, we had continuing investments in two companies controlled by Transportation Resource Partners, an organization discussed above: a provider of outsourced vehicle management solutions and a mobile vehicle washing company. In addition, in 2011, Transportation Resource Partners purchased Commonwealth Laminating & Coating (SunTek), a leading provider of solar window film for the global automotive and architectural markets. In 2011, we purchased $249,000 in film from SunTek.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships at fair market value. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is one of our directors. We make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers. In 2011, Mr. Namba, one of our board members, received $300,000 in total cash compensation relating to his service as Senior Vice President – International Business Development. Mr. Namba is also an employee of Mitsui & Co., Ltd. (Japan). To the extent Mr. Namba’s salary exceeds or is less than an amount set annually by Mitsui, he makes or receives payments to/from Mitsui.

An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 13.4% interest in one of our subsidiaries, UAG Connecticut I, LLC, pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. The Investor also paid $381,671 to us in 2011 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions, pursuant to which the Investor was paid $1,412,740 during 2011.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2011.

Stockholder Nominations and Proposals for 2013. We must receive any proposals submitted pursuant to Rule 14(a)-8 of the proxy rules of the Securities and Exchange Commission (SEC) intended to be presented to stockholders at our 2013 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 19, 2012. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2013 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 8, 2013.

Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope or vote electronically through the Internet or by telephone as soon as possible.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2011 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).

Dated: March 19, 2012

Form of Proxy Card — Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 9, 2012 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 am Central Time on 5/9/12.

Vote by Internet

•          Log on to the Internet and go to

www.investorvote.com/PAG

•          Follow the steps outlined on the secured website

        Vote by telephone

•          Call toll free 1-800-652-VOTE (8663) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•          Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE NECLOSED ENVELOPE. ▼

A Proposals – The Board recommends a vote FOR the listed nominees, FOR Proposals 2 and 3.

1. Election of Directors:
	For	Withhold		For	Withhold
01 — John D. Barr	☐	☐	07 — Lucio A. Noto	☐	☐
02 — Michael R. Eisenson	☐	☐	08 — Roger S. Penske	☐	☐
03 — Robert H. Kurnick, Jr.	☐	☐	09 — Richard J. Peters	☐	☐
04 — William J. Lovejoy	☐	☐	10 — Ronald G. Steinhart	☐	☐
05 — Kimberly J. McWaters	☐	☐	11 — H. Brian Thompson	☐	☐
06 — Yoshimi Namba	☐	☐

			For	Against	Abstain

2. For ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2012.			☐	☐	☐

3. To approve, by non-binding vote, executive compensation.			☐	☐	☐

B Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 1 – Please keep signature within the box.